CONTENT LICENSE AND SERVICE AGREEMENT

THIS CONTENT LICENSE AND SERVICE AGREEMENT is entered into as of December 15, 2006 (the "**Effective Date**"), by and between Accedo Broadband AB, a Swedish corporation with a principal place of business at Färögatan 7, SE-164 40 Kista, Sweden ("**Accedo**"), and mPhase Technologies Inc, a US corporation with a principal place of business at 150 Clove Road, Suite 11, Little Falls, NJ 07424, USA ("**mPhase**"), (each, a "**Party**"; together, the "**Parties**").

RECITALS

WHEREAS, Accedo supplies interactive content and services over IPTV networks;

WHEREAS, mPhase supplies IPTV services to operators via the TV+ IPTV solution;

WHEREAS, mPhase wishes to license the Accedo Service in order to make the content of the Accedo Service easily accessible to Users of the mPhase services;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Definitions

1.1 *Accedo Application portfolio* is a collective reference to Accedo's media properties and applications within IPTV, as changed from time to time.

1.2 *Accedo IPTV Portal* means the specific navigational structure with Content created specifically for mPhase to be developed, hosted and maintained in accordance with the terms of this Agreement. The Accedo IPTV Portal shall be dedicated to the usage, sale, marketing, and promotion of the Content (as defined below).

1.3 *Agreement* means this Agreement, any attached Exhibits, and any schedules, attachments or addenda referred to therein, and any amendments thereto in effect during the Term or any Renewals of this Agreement.

1.4 *Confidential Information* means any information disclosed by one Party (the "**Disclosing Party**") to the other (the "**Receiving Party**") in connection with this Agreement which, if in written, graphic, machine-readable or other tangible form is

marked as "Confidential" or "Proprietary" or which, if disclosed orally, is identified at the time of initial disclosure as confidential. Without limiting the foregoing, Confidential Information shall include each Party's software, source code, procedures, business processes, business activities and operations, and related documentation. Furthermore, the terms and conditions, but not the existence, of this Agreement shall be deemed the Confidential Information of each Party.

1.5 *Content* means the goods and/or services to be offered by Accedo through the Accedo IPTV Portal. Content may include software, applications and digital media compatible with any from time to time available IPTV terminals, including but not limited to EVO or JavaScript applications, streaming media, sound files, images, and other potential IPTV files.

1.6 *Content Purchase* means both the case where the end user subscribes to a sub-set of Accedo Application Portfolio and the case where the end user purchases such sub-set as a one-time cost. Guidelines for selection, pricing and conditions for such Content Purchase are set out in **Exhibit B**.

1.7 *Intellectual Property Rights* means all rights in and to trade secrets, patents, copyrights, trademarks, know-how, as well as moral rights and similar rights of any type under the laws of any governmental authority, domestic or foreign.

1.8 *Initial Integration Project* means the project described in Exhibit E.

1.9 *Link* means a URL hidden behind a formatting option that may take the form of some or all of the following: a colored item of text, logo or other trademark, or image, and which allows a user to automatically move to or between pages or portal pages.

1.10 *mPhase Service* is a collective reference to mPhase's services on IPTV platforms.

1.11 *mPhase Customer* is a company who distributes mPhase Service to end users, including but not limited to operators, telecom companies and broadcasters.

1.12 *Portal Page* means any point of presence maintained on the IPTV Portals or User Interface (including, both mPhase service and Accedo IPTV Portal, regardless of whether

such services is access through a browser, a middleware or through EVO software).

1.13 *Package Inclusion* means Content (examples specified in **Exhibit A**) to be included in one or several of mPhase's or mPhase's customer's end customer IPTV subscriptions.

1.14 *Territory* means the countries in **Exhibit D**.

1.15 *User* means a person or entity that visits the Accedo IPTV Portal, regardless of whether the person or entity uses or purchases software or services from the Accedo IPTV Portal.

2. Grant of License

2.1 *Content License*. Subject to the terms and conditions of this Agreement, Accedo hereby grants to mPhase for the Term and any Renewals of this Agreement a non-exclusive, non-transferable, , royalty-free (subject to Section 4 below) right and license in the Territory under Accedo's Intellectual Property Rights to (i) create summaries of the Content for display throughout the mPhase Service to encourage Users to access, display and/or purchase the Content, and (ii) for the purpose of driving User traffic to the Accedo IPTV Portal.

2.2 *Linking to Accedo Content and Accedo IPTV Portal.* Subject to the terms of this Agreement, Accedo grants to mPhase the right to Link the mPhase Service to the Accedo IPTV Portal. The mPhase Service will be made available to Users via mPhase Customers.

2.3 *Restrictions*. mPhase acknowledges that the licenses granted herein do not prevent Accedo from licensing the Content to any third party. mPhase agrees that Accedo shall not have any obligation of exclusivity with respect to the Content or the Accedo IPTV Portal and that Accedo shall have the right to license the Content to any third party at any time.

2.4 *Press Releases.* No press release regarding this Agreement may be made without mPhase's or Accedo's prior approval. Accedo and mPhase agree to participate in a mutually agreeable joint press release announcing the execution of the Content License and Service Agreement and Accedo as a major provider of content for mPhase IPTV services.

3. Content

3.1 *Available Content*. The available Content will change from time to time, depending on IPTV platform capabilities and Accedo rights. Accedo is responsible for always keeping mPhase updated on available Content. **Exhibit A** and **Exhibit B** will be updated from time to time reflecting the available Content.

3.2 *Content Support*. Accedo shall be responsible for all aspects of providing technical support for the Content, either Accedo itself, or by Accedo's subcontractors. No additional fees other than the fees set out in Exhibit B is applicable for this support.

3.3 *Content Replacement*. Accedo shall, with reasonable effort, guarantee that Content is replaced or added to the Accedo IPTV Portal and mPhase IPTV Service on a regular basis. Accedo is responsible for keep mPhase updated on these changes.

4. Fees, Revenue Sharing, and Payments

4.1 *Fees from mPhase*

(a) mPhase agrees to pay, upon execution of this agreement, US$10 000 to Accedo, which is a fee for the Initial Integration Project. mPhase gets a discount of $10 000 on the service set-up fees for the first Customer.

(b) mPhase agrees to pay to Accedo any reasonable travel costs and associated expenses which Accedo has as a result of supplying the Accedo service to mPhase in the Initial Integration Project or to mPhase Customers in customer projects. Any necessary travel should be mutually agreed in writing before the travel takes place. mPhase will not be responsible for any travel costs or associated expenses that were not previously agreed to in writing.

4.2 *Revenue Sharing Between Accedo and mPhase*.

(a) All set-up fees from mPhase Customers relating to access to Accedo IPTV Portal in mPhase Services should be jointly agreed between Accedo and mPhase. Guidelines to pricing can be found in **Exhibit B**

(b) All fees other than set-up fees from mPhase Customers relating to the access to Accedo IPTV Portal in mPhase Services should be shared between Accedo and mPhase with 50% of the fees to each party.

(c) All proposals from mPhase to mPhase Customers relating to the access to Accedo IPTV Portal in mPhase services must be approved by Accedo.

(d) In sales efforts, mPhase should always work to maximize profitability and revenue of the services. Guidelines to pricing can be found in **Exhibit B.**

(e) Fees in Exhibit B should not be paid by mPhase to Accedo until receipt of payment from mPhase Customer. If such payment is more than 3 months overdue, Accedo is allowed to close the Accedo IPTV Portal for that Customer.

4.3 *Payments*. All payments between the parties during the Term and any Renewals shall be due and payable on or before thirty (30) days after the last day of the calendar month, when the corresponding services have been delivered. All payments between the parties should be made either in Euros or US dollars, as agreed between the parties from time to time.

4.4 *Taxes and VAT*. All payments described in this agreement are excluding any taxes, VAT or any other fees added on the request of authorities. Both parties will pay their respective taxes.

4.5 *Reporting.* mPhase shall supply to Accedo reports of usage of all services as described in **Exhibit C.**

4.6 *Record Keeping; Audits*. During the Term and any Renewals of this Agreement and for twelve (12) months thereafter, mPhase will keep and maintain accurate information and records related to all financial transactions for the previous twelve (12) month period that are subject to this Agreement, including the information necessary for the calculation of applicable payments. Upon Accedo's written request, and with at least forty-five (45) days' notice, mPhase will provide access to such information and records for examination and audit by an independent certified auditor provided by Accedo. Notwithstanding the foregoing, Accedo will not be entitled to examine and audit the specified information more than once annually and any payment shall be considered conclusively accurate if Accedo does not request an audit within twelve (12) months of payment. Accedo will pay all costs of such examination and audit unless such audit discovers a shortage of ten percent (10 %) or more between the amount of payment received for the quarter in question and the amount of payment due, in which case the reasonable costs of the audit shall be borne by mPhase.

5. Term and Termination

5.1 *Initial Term and Renewals*. The initial term of this Agreement will commence on the Effective Date and will continue for a period of two (2) years from the Date of this Agreement (the "**Term**"). This Agreement will automatically renew for consecutive one (1) year periods (the "**Renewals**"), unless earlier terminated by either Party by giving written notice to the other Party no less than ninety (90) days prior to the end of the Term or the then-current Renewal.

5.2 *Termination for Convenience*. After expiration of the Term, either Party may terminate this Agreement at any time during the Renewals, with or without cause, upon ninety (90) days prior written notice to the other Party.

5.3 *Early Termination*. If either Party terminates the Agreement under the conditions of section 5.2, the terminating Party agrees to pay the other Party a fee corresponding to all unpaid service fees for the renewal period of the Accedo IPTV Portal within 30 days of the termination date. There shall be no such fee if the termination is effective at the end of the Term or the then-current Renewal. As an example, if at the time of termination there are two existing customers with 5,000 subscribers for each customer for the basic game pack (for which the applicable Service Fees are $0.60/month/subscriber to be split between Accedo and mPhase), the applicable termination fee will be $36,000 (5,000 subscribers * 2 customers * 12 months * $0.60 Service Fees * 50%).

5.4 *Termination for Cause*. This Agreement shall terminate (I) 30 days after written notice from one party to the other of the defaulting party's failure to perform any of its obligations hereunder, which failure is not cured within 30 days of receipt of notice of such failure to perform; or (II) immediately upon written notice by either party hereto if the other party (a) becomes insolvent; (b) files a petition, or has a petition filed against it, under any laws relating to insolvency, and the related insolvency proceedings are not dismissed within 60 days after the filing of such petition; (c) enters into any voluntary arrangement for the benefit of its creditors; (d) appoints, or has appointed on its behalf, a receiver, liquidator or trustee of any of such party's property or assets; or (e) ceases to carry on business in the ordinary course.

5.5 *Effects of Termination*. Upon termination of this Agreement, the licenses granted hereunder will terminate immediately; provided, that, all rights to access and utilize the Accedo IPTV Portal granted to mPhase Customers existing as of the date of termination shall continue in effect for a period of one (1) year following termination of this Agreement. All outstanding payment obligations not disputed in good faith will become immediately due and payable, and no new payment obligations will accrue (other than continuing obligations to pay Service Fees with respect to any continuing rights as set forth in the previous sentence). Within thirty (30) days of termination (or thirty (30) days following the expiration of the continuing rights as set forth in this section), each Party shall return to the Disclosing Party all copies of all Confidential Information and all copies of all documents containing Confidential Information, or shall destroy or erase all copies of all such Confidential Information and documents in a manner that is verifiable by the Disclosing Party. The terms of Sections 1, 5.3, 6, 7, 8, 9, and 10 will survive any termination of this Agreement. Upon termination of

this Agreement, either Party may market to the customers attained through the activities covered under this Agreement.

6. Representations and Warranties

6.1 *Warranties*. Each Party represents and warrants to the other Party that it has the power and authority to enter into this Agreement, and to otherwise perform its obligations hereunder. In no event shall either Party make any representation, guarantee or warranty concerning the other Party's software or services provided hereunder.

7. Limitation of Liability

7.1 *Limitation*. Except for any liability in accordance with section 8 and in instances of willful or reckless conduct, in no event will either Party be liable for damages resulting from loss of data, lost profits, lost use of the Accedo or mPhase Portals, lost use of equipment, loss of stored memory, cost of substitute equipment or other downtime costs, or for any incidental, indirect, punitive, special, or consequential damages (regardless of the form of action, whether such liability is based on breach of contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise) in connection with this Agreement or in connection with any goods or services provided hereunder even if advised of the possibility of such damages.

7.2 *Liability Cap*. Except for any liability in accordance with section 8 and in instances of willful or reckless conduct, each Party's entire liability to the other Party from any cause of action whatsoever (regardless of the form of action, whether in contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise) will not exceed the total amounts paid to Accedo under this contract.

8. Indemnity

8.1 *Indemnification Obligations*. Subject to the limitations set forth in this Agreement, Accedo (the "**Indemnifying Party**") will defend, indemnify and hold mPhase (the "**Indemnified Party**"), its customers and Users, its subsidiaries, affiliates and their respective officers, directors, shareholders, employees and agents harmless from and against any and all liabilities, losses, penalties, damages, costs, judgments and

any other expenses (including reasonable legal fees such as attorneys' fees, in-house counsel costs and appellate fees) associated with any third party claim brought against mPhase in connection with or related to the goods, services, or descriptions and appearances of Content made available by Accedo pursuant to this Agreement, including but not limited to allegations of infringement of any Intellectual Property Rights of any third party.

8.2 *Conditions to Indemnity*. The obligations of Accedo to provide indemnification under Section 8.1 shall be terminated if Accedo is prejudiced by mPhase: (i) failing to provide Accedo notice of any claim within a reasonable time frame for which indemnification is sought; (ii) failing to reasonably cooperate with Accedo (at Accedo's expense); and/or (iii) failing to allow Accedo to control the defense and settlement of any claims. Nothing herein will prevent mPhase from procuring, at its own cost, separate counsel for its defense, provided that mPhase agrees that its separate counsel shall work with the Accedo's counsel in good faith and cooperation.

9. Confidential Information

9.1 *General*. During the Term and any Renewals of this Agreement and for a period of two (2) years after the termination of this Agreement, each Party hereby agrees that it will use the same degree of care which it uses to prevent the disclosure of its own Confidential Information of like importance, but in no event less than reasonable care, to prevent the disclosure of the Disclosing Party's Confidential Information. Such commercially reasonable efforts by the Receiving Party will include, at a minimum: prohibiting the copying or distribution of any Confidential Information and prohibiting use of any Confidential Information, whether by its employees, agents, or affiliates; for any purpose other than those contemplated by this Agreement without the Disclosing Party's prior written consent.

9.2 *Exclusions*. Confidential Information will not include any information that: (a) is or becomes a part of the public domain through no act or omission on the part of the Receiving Party; (b) is rightfully in the Receiving Party's possession at or prior to the time of disclosure under this Agreement; (c) is disclosed to the Receiving Party by a source other than the Disclosing Party, without breach of this Agreement, that had a right to disclose it; or (d) is released from confidential treatment by written consent of the Disclosing Party.

9.3 *Disclosures*. Each Party hereto agrees that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any form of public disclosure or commercial advertising without the prior written consent of the other Party; PROVIDED, HOWEVER, that each Party may disclose the terms and conditions of this Agreement: (1) as required by any court or other governmental body; (2) as otherwise required by law; (3) to legal counsel of the Parties; (4) in connection with the requirements of an initial public offering or securities filing; (5) in confidence, to accountants, banks, financing sources, and the Parties' advisors; (6) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (7) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

9.4 *Compelled Disclosure*. If a Receiving Party is, or believes that it will be, compelled by a court or other authority to disclose Confidential Information of the Disclosing Party, it shall give the Disclosing Party prompt notice so that the Disclosing Party may take steps to oppose such disclosure.

10. General Provisions

10.1 *Notices*. All notices, requests and other communications hereunder shall be given in writing by personal delivery, by overnight courier, or by first class mail, postage prepaid, return receipt requested, to the addresses of the Parties set forth below or such other address as either Party may substitute by notice hereunder. Unless otherwise provided, notice will be effective on the date it is officially recorded as delivered by return receipt or equivalent.

Accedo Broadband AB
Färögatan 7, c/o IQube
SE-164 40 Kista
Attn: Michael Lantz, CEO
Phone: +46 768 96 07 01
Fax: +46 8 750 60 04
E-Mail: michael.lantz@accedobroadband.com

mPhase Technologies Inc
150 Clove Road, Suite 11
Little Falls, NJ 07424
USA

Attn: Phil Thompson, EVP
Phone: 973-638-2452
Fax: 973-256-9387
E-Mail: pthompson@mphasetech.com

10.2 *Force Majeure*. In no event shall either Party be liable to the other for any loss or damage, or be deemed to be in breach of this Agreement, due to any delay or failure to perform if such delay or nonperformance is due to causes beyond the control of said Party, including but not limited to government restrictions, exchange or market rulings, war, act of civil or military authority, sabotage, epidemic, flood, earthquake, fire, other natural disaster, general or telecommunications outage or any other event, condition or occurrence beyond the reasonable control of such Party (a "**Force Majeure Event**"). The nonperforming Party shall immediately notify the other Party of the occurrence of any Force Majeure Event, shall take all steps to mitigate the effects of such Force Majeure Event, and shall resume providing services or otherwise performing as soon as possible upon the termination of the Force Majeure Event. If such Force Majeure Event continues unabated for a period of thirty (30) days, the unaffected Party may immediately terminate this Agreement on written notice to the affected Party.

10.3 *Waiver*. Any waiver of any provision of this Agreement, or a delay by any Party in the enforcement of any right hereunder, shall neither be construed as a continuing waiver nor create an expectation of non-enforcement of that or any other provision or right.

10.4 *Severability*. If any of the provisions, or portions thereof, of this Agreement are found to be invalid or unenforceable under any applicable statute or rule of law, then, that provision notwithstanding, this Agreement shall remain in full force and effect and such provision or portion thereof shall be deemed omitted.

10.5 *Relationship of Parties*. The Parties hereto expressly understand and agree that each Party is an independent contractor in the performance of each and every part of this Agreement, and is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith. Neither Party nor its agents or employees are the representatives of the other Party for any purpose and neither Party has the power or authority as agent, employee or any other

capacity to represent, act for, bind or otherwise create or assume any obligation on behalf of the other Party for any purpose whatsoever.

10.6 *Governing Law*. This agreement shall be governed and construed in accordance with the laws of England.

10.7 *Arbitration.* Any dispute controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall in such case be settled by arbitration in London, United Kingdom in accordance with the Rules of the International Chamber of Commerce ("ICC"). The arbitral tribunal shall be composed of three arbitrators. The language to be used in the arbitral proceedings shall be English.

10.8 *Attorney's Fees*. In any legal proceeding between the Parties, the prevailing Party shall be entitled to recover attorney's fees and expenses.

10.9 *Entire Agreement*. This Agreement (including the Exhibits, Attachments and/or Addenda, if any) represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior and/or contemporaneous agreements or understandings between the Parties, whether oral or written, as to the subject matter of this Agreement.

10.10 *Modification*. No modification, amendment, supplement to or waiver of any provision of this Agreement shall be binding upon the Parties hereto unless made in writing and duly signed by both Parties.

10.11 *Counterparts/Facsimiles*. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. For the purposes hereof, a facsimile copy of this Agreement including the signature pages hereto, shall be deemed an original.

10.12 *Assignment*. Neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party, except that the consent of the other party will not be required for an assignment to any affiliate of the assigning party or in connection with a sale of all or substantially all of its assets or otherwise.

EXHIBIT A
Content in Accedo IPTV Portal

Below follows examples of 5 games which will be integrated in the Initial Integration Project

Poker Puzzle 	Move the 25 cards to create the best poker hands. Training mode and competition mode available to give an extra challenge.
Jacks or Better 	Poker application where bets are placed and the player is allowed one "purchase" of new cards. Winning if pair of jacks or better.
KaBoom 	Help your country and find the mines before your battleship goes "Kaboom".
MindBoggle 	Classic board game, where you guess the colours as quickly as possible.
	Clever fast-paced puzzle game, where you get more points the faster you clear the board.

EXHIBIT B
Guidelines to Customer Fees

1. Set-up and Customization Fees.

Initial Launch of Accedo IPTV Portal without billing
Normal Customer fees for setting up, integrating and launching a basic Accedo IPTV Portal which is packaged into normal subscriptions, i.e. no customer billing is needed.

- US$10 000 fixed fee for Game Pack "Basic", i.e. 5 games
- US$15 000 fixed fee for Game Pack "Advanced", i.e. 10 games

Additional Launch of Premium Services (billing integration)
Additional integration for billing costs for selling of premium content on Accedo IPTV Portal

- US$10 000 fixed fee. Recommendation of at least 20 000 subscribers before billing integration is done.

Additional Costs
The costs above exclude direct external costs which are added to the project. Such costs are

- Translation costs (if not handled by Customer)
- Travel and accommodation in projects (if necessary)
- Any purchase of hardware and software especially required by Customer or mPhase
- Customer unique functionality, which is not part of a normal set-up of Accedo IPTV Portal or part of a normal integration project.

2. Service Fees.

The following fees and packages are initial examples. As more Content is added to the contract, the Exhibit will be updated.

Game pack "Basic"
Game pack of 5 games which is bundled by customer to all its subscribers for free.

- US$0.6/month/subscriber to be split between Accedo and mPhase
- Minimum of 2000 subscribers is used in calculating fees, i.e. a minimum monthly fee of $600 to Accedo.

Game pack "Advanced"
Game pack of 10 games which is bundled by customer to all its subscribers for free.

- US$1.0/month/subscriber to be split between Accedo and mPhase
- Minimum of 2000 subscribers is used in calculating fees, i.e. a minimum monthly fee of $1200 to Accedo.

Game pack "Premium"
Game pack of 15 games which is sold by customer to subscriber for additional subscription fees.

- Minimum end user subscription fees. $5/month/subscriber if customer keeps 40%, mPhase keeps 20% and Accedo keeps 40%
- Recommendation of at least 20 000 subscribers before launch of Game Pack "Premium"

3. Customer size

The guidelines available above are for small or medium sized customers (< 25K subscribers). For Customers larger than this, discounts of 20% and more can be given. For very large customers (>200K subscribers) discounts can be up to 50% of above mentioned prices.

All discounting should be discussed in detail between Accedo and mPhase before Customer proposal.

4. Customer trials

Mphase is allowed to have trials with Customers without having to pay any Service Fees to Accedo. Such free trials should be limited to a maximum of 500 STB per Customer for a maximum period of 3 months. Accedo should always be notified of such trials, and the period when they are running. Such trials can never include "Premium" services.

EXHIBIT C
Implementation and Services

Accedo will be responsible for the following in a Customer project.

- Accedo Application Portfolio:
  - Accedo will secure Content compatibility for the Customer IPTV platform.
  - Accedo will secure all rights for Content. Customer and mPhase will have one interface – Accedo.
  - Accedo will continuously present new content and applications.
  - Accedo is responsible for getting the content to mPhase's facility.

- Accedo IPTV Portal Customization:
  - Accedo will implement customized navigation, headers, and color schemes into the Accedo IPTV Portal to match the look and feel of mPhase's IPTV Portal, if this is required or the mPhase Customer.
  - Accedo will provide versions of the site in multiple languages if required.
  - Accedo will implement the needed changes to facilitate integration to Customer billing and video services.

- Accedo Application Certification:
  - Content will be certified through the Accedo IPTV Certification process.

mPhase will be responsible for the following in a Customer project.

- Customer contact and account management
  - mPhase will have all sales and business relationship with the Customer
  - mPhase will be responsible for invoicing Customer and collecting payments.
  - mPhase will be responsible for getting technical platforms and specifications from Customer for Accedo implementation work.
- End-to-end testing
  - mPhase is responsible for securing end-to-end testing at Customer's site.
- Application provisioning:
  - mPhase is responsible for providing server capacity and software/hardware to run Accedo IPTV Portal for mPhase Customers.
  - mPhase is responsible for installation of Content and Accedo IPTV Portal on mPhase's or Customer's servers.

Accedo and mPhase will be jointly responsible for the following in a Customer project.

- Content Administration:
  - Accedo and mPhase will agree from project to project on the process for Content Administration services, meaning ongoing changes to Content including e.g. pricing, placement, promotions and campaigns.

- Specifically, Content Administration does not include changes of the overall navigational structure or "look and feel" of Accedo IPTV Portal. This is part of an initial set-up project.

- Reporting
  - mPhase will supply to Accedo monthly reports detailing Content usage, Accedo IPTV Portal usage, Content Purchase, Package Inclusion and revenues.
  - Accedo and mPhase are jointly responsible for setting up a reporting process for each Customer project to secure reporting flow to all parties.

- Customer Service Interface:
  - Accedo and mPhase will jointly provide level two and three support (which includes assistance with application delivery, and technical issues).

EXHIBIT D
Territory

Markets

This agreement is valid in the following markets. Accedo gives no guarantees that the complete Accedo Application Portfolio is available in all markets.

Russia
Ukraine

Ml

EXHIBIT E
Initial Integration Project

Upon execution of this Agreement, Accedo and mPhase will start a joint project, which is, for the purposes of this agreement, called the Initial Integration Project.

The purpose of the Initial Integration Project is to make an integration of the 5 example games, Content, as described in Exhibit A into the mPhase Service.

Accedo's responsibility

- Implementation and testing of the Content with the following overview specification
  - EVO software platform
  - Tilgin STB
  - PAL resolution
  - English language
- Accedo IPTV Portal Customization:
  - Accedo will implement customized navigation, headers, and color schemes into the Accedo IPTV Portal to match the look and feel of mPhase's Service for sales and demo purposes.
- Creation of a back-end solution to store and monitor usage of the Content

mPhase's responsibility

- Any necessary changes needed to be done on the mPhase Service to incorporate Accedo IPTV Portal
- Any necessary set-up of hardware and software on mPhase's facilities
- End-to-end testing of complete service

Joint responsibility

- Integration of Accedo IPTV Portal into mPhase Service

Project delimitations

- The project does not include any billing integration
- The project does not include any Customer integration
- The project does not include any translations
- The project does not include any creation or deployment of any Content management system